UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Calgon Carbon Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CALGON CARBON CORPORATION	P.O. BOX 717	PITTSBURGH, PA 15230-0717	TELEX 671 1837 CCC PGH
PANAFAX: 412-787-6713

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation at 1:00 p.m., Eastern Daylight Saving Time, on Thursday, April 30, 2009 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as Directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to: (i) elect three Directors for the Class of 2012 and (ii) ratify the appointment of independent auditors for 2009.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered. Please sign, date and return your proxy in the enclosed envelope as promptly as possible.

Very truly yours,

John S. Stanik

President and

Chief Executive Officer

April 2, 2009

CALGON CARBON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation will be held at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, on Thursday, April 30, 2009 at 1:00 p.m., Eastern Daylight Saving Time, for the following purposes:

(1)	To elect three Directors for the Class of 2012 (Proposal 1);

(2)	To ratify the appointment of independent auditors of the Company for 2009 (Proposal 2); and

(3)	To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Holders of record of the Company’s Common Stock as of the close of business on March 9, 2009 are entitled to notice of and to vote at the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

Dennis M. Sheedy

Vice President, General Counsel and Secretary

April 2, 2009

CALGON CARBON CORPORATION

PROXY STATEMENT

CALGON CARBON CORPORATION

PROXY STATEMENT

Annual Meeting of Stockholders

April 30, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting

to be held on April 30, 2009

The 2009 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2008 are also available at www.stocktrans.com/eproxy/calgoncarbon2009.

The enclosed proxy is solicited on behalf of the Board of Directors of Calgon Carbon Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Daylight Saving Time, on Thursday, April 30, 2009 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about April 2, 2009. The Company’s Annual Report to Stockholders for 2008 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, electronic means and personal interview. The Company may also hire a proxy solicitation firm or may request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and 2008 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

VOTING SECURITIES AND RECORD DATE

Holders of the Company’s Common Stock of record as of the close of business on March 9, 2009 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 54,462,043 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table shows the number of shares of Common Stock beneficially owned as of March 9, 2009 by each Director of the Company, by John S. Stanik, Leroy M. Ball, C.H.S. (Kees) Majoor, Robert P. O’Brien and Dennis M. Sheedy, the named executive officers of the Company in the Summary Compensation Table and by all current Directors and executive officers of the Company as a group. The Company has stock ownership guidelines for its executive officers which are described under “Stock Ownership Policy” on page 15 of this Proxy Statement. Unless otherwise indicated in the footnotes to the table, each person named and all Directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. As used herein, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have “beneficial ownership” of any security that the person has the right to acquire within 60 days after the record date.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class
Robert W. Cruickshank	20,800	*
Randall S. Dearth	6,604	*
William J. Lyons(2)	4,167	*
William R. Newlin(3)	55,802	*
Julie S. Roberts(2)	73,438	*
Timothy G. Rupert	33,911	*
Seth E. Schofield	17,068	*
John S. Stanik	575,998	1.05%
Robert L. Yohe	71,438	*
Leroy M. Ball	230,903	*
C.H.S. (Kees) Majoor	250,450	*
Robert P. O’Brien(4)	226,434	*
Dennis M. Sheedy	38,138	*
All current directors and executive officers as a group (15 persons)(2)(3)(4)	1,790,863	3.26%

*	Less than 1%.

(1)	Includes (i) 2,000 shares in the case of Mr. Dearth, 65,670 shares in the case of Ms. Roberts, 16,051 shares in the case of each of Messrs. Newlin and Rupert, and 27,820 shares in the case of Mr. Yohe, granted under the Company’s 1993 Non-Employee Directors’ Stock Option Plan, (ii) 2,768 shares of restricted stock granted to each non-employee director other than Mr. Lyons in 2008, and 1,767 shares of restricted stock granted to Mr. Lyons in 2008, (iii) 172,100 options and 15,668 time vesting restricted shares in the case of Mr. Ball; 166,350 options and 10,268 time vesting restricted shares in the case of Mr. Majoor; 113,985 options and 10,268 time vesting restricted shares in the case of Mr. O’Brien; 13,050 options and 7,234 time vesting restricted shares in the case of Mr. Sheedy; and 388,550 options and 48,500 time vesting restricted shares in the case of Mr. Stanik, granted under the Company’s stock plans and (iv) 1,133,927 options and 125,100 time vesting restricted shares in the case of all current Directors and executive officers as a group, in each case granted under the aforementioned plans. The “percent of class” set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(2)	Includes 2,400 shares as to which Mr. Lyons shares voting and investment power with his wife and 5,000 shares as to which Ms. Roberts shares voting and investment power with her husband.

(3)	Includes 13,900 shares held indirectly by Mr. Newlin through a retirement plan.

(4)	Includes 6,930 shares held by Mr. O’Brien under the Company’s defined contribution plan.

Other Beneficial Owners

Information as of December 31, 2008 with respect to the only persons not otherwise disclosed in the management table and known by the Company to be a beneficial owner of more than 5% of the Company’s Stock as of the record date is as follows:

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
Capital Research Global Investors 33 South Hope Street Los Angeles, CA 90071	3,160,000	5.8%

The foregoing information is taken from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by Capital Research Global Investors reflecting ownership as of December 31, 2008. Capital Research Global Investors reports that it has sole investment power and sole voting power over all shares as a result of acting as an investment adviser to various investment companies.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
Barclays Global Investors N.A. 400 Howard Street San Francisco, CA 94015	3,444,314	6.4%

The foregoing information is taken from a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2009 by Barclays Global Investors and its affiliates reflecting ownership as of December 31, 2008. Barclays and its affiliates report that they have sole voting power over 2,628,811 shares and sole dispositive power over all 3,444,314 shares.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
FMR, LLC 82 Devonshire Street Boston, MA 02109	3,138,689	5.8%

The foregoing information is taken from a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by FMR and its affiliates reflecting ownership as of December 31, 2008. The filing states that FMR has sole voting power over no shares and sole dispositive power over all 3,138,689 shares.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percent of Class
Invesco Ltd. 1360 Peachtree Street NE Atlanta, GA 30309	3,419,321	6.3%

The foregoing information is taken from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 by Invesco reflecting ownership as of December 31, 2008. Invesco has filed the Schedule 13G on behalf of itself and its subsidiaries, which provide investment management services worldwide. Invesco and its subsidiaries possessed sole voting power over all 3,419,321 shares of the Company. Invesco and its subsidiaries possessed sole investment power over 3,409,321 shares. Invesco and its subsidiaries disclaim beneficial ownership of the shares beneficially owned by any of their executive officers and directors. Each of Invesco’s direct and indirect subsidiaries also disclaim beneficial ownership of shares beneficially owned by Invesco and any other subsidiary.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business of the Company is under general supervision of a Board of Directors as provided by the laws of Delaware, the Company’s state of incorporation. The Board of Directors has established committees to assist it, consisting of the Executive Committee, the Compensation Committee, the Audit Committee and the Governance Committee. A current copy of the charters of the committees is available to stockholders at the Company’s website at www.calgoncarbon.com.

Executive Committee. Following the Annual Meeting, the Executive Committee will consist of Messrs. Schofield (Chairman), Rupert and Cruickshank and Ms. Roberts. The Executive Committee meets during the intervals between meetings of the Board, when prompt action is needed and it is impossible or inconvenient to convene a full meeting of the Board, and may exercise limited powers granted by the Board of Directors in the management of the business and affairs of the Company.

Compensation Committee. Following the Annual Meeting, the Compensation Committee will consist of Messrs. Rupert (Chairman), Cruickshank and Schofield. All members of the Compensation Committee are independent as defined by the New York Stock Exchange standards for director independence. The Compensation Committee’s overall responsibility is to determine and implement the Company’s general policies with respect to the compensation of its executive officers. The Compensation Committee determines the base salary payable to each executive officer, as well as the short-term cash incentive, if any, payable to each executive officer, and to certain key employees, pursuant to the Company’s short-term cash incentive plan or otherwise. The Committee also administers the Company’s 2008 Equity Incentive Plan and has the authority to make long-term incentive awards thereunder. Other matters related to the compensation of executive officers and key employees, such as the terms of employment contracts and certain employee benefits, are also reviewed by the Compensation Committee.

Audit Committee. Following the Annual Meeting, the Audit Committee will consist of Ms. Roberts (Chairperson) and Messrs. Dearth and Lyons. All members of the Audit Committee are independent, as defined by the New York Stock Exchange standards for director independence. Ms. Roberts has been designated by the Board of Directors as the Audit Committee’s “financial expert,” as required by the Sarbanes-Oxley Act of 2002 and the SEC regulations thereunder. The Audit Committee operates under a charter, which is intended to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange corporate governance requirements. It is the responsibility of the Audit Committee to review and approve the Company’s consolidated financial statements each year prior to their announcement to the public and their distribution to the stockholders in the Annual Report. Among other things, the Audit Committee consults with the Company’s Chief Financial Officer and his staff, and separately with the Company’s independent auditors, as to risk assessment strategies, performance and scope of internal audit services, the proposed audit plan, any difficulties encountered in carrying out the audit plan, significant decisions made in preparing the financial statements, any disagreements between management and the independent auditors as to the application of accounting principles or other matters, and the form and content of the notes to the financial statements and Management’s Discussion and Analysis of the financial statements. The Audit Committee also reviews the Company’s quarterly financial statements but does not customarily perform similar functions with respect to other financial statements which cover less than a full fiscal year. The Audit Committee reviews other financial reporting and accounting matters when requested to do so by management or the independent auditors, and satisfies itself that the Company’s systems of internal accounting and financial controls, and disclosure controls and procedures, are functioning adequately and reliably. The Audit Committee believes that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee as representatives of the shareholders. In this connection the Audit Committee discusses with the independent auditors the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting. The Audit Committee periodically reviews the independent auditors’ qualifications as well as all relationships between the Company and the independent auditors which might impact the objectivity and independence of the independent auditors. Each year the Audit Committee evaluates the performance of the independent auditors and recommends to the Board of Directors the retention or, if appropriate, replacement of the independent auditors. The Audit Committee also investigates and reports to the Board as to any alleged breach of law or of the Company’s internal policies which is brought to its attention and carries out other assignments given to it from time to time by the Board.

Governance Committee. Following the Annual Meeting, the Governance Committee will consist of Messrs. Cruickshank (Chairman), Lyons and Newlin. Each of such directors are independent as determined under the New York Stock Exchange standards for director independence. The Governance Committee is responsible for the functioning of the Board and its committees, with the goal of causing the Board and its committees to satisfactorily address the major issues related to the performance and well-being of the Company. Among the duties of the Governance Committee is to review the size and composition of the Board of Directors and to make recommendations with respect to nominations for election or appointment of Directors.

The Governance Committee follows the guidelines of the Company and examines, among other things, the following qualifications and skills of director candidates—their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. The Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

The Governance Committee will principally solicit suggestions from current Directors to identify potential candidates for Director, using the criteria described above. The Committee may also employ the assistance of a search firm. The Governance Committee will consider nominees recommended by stockholders provided that stockholders submit the names of nominees and the other information required by Section 1.08 of the by-laws of the Company in writing to the Secretary of the Company. Such information should be received no earlier than December 9, 2009 and no later than January 26, 2010 with respect to nominations for election at the 2010 Annual Meeting of Stockholders.

During 2008, the Compensation Committee held six meetings, the Governance Committee held four meetings, the Audit Committee held six meetings. The Board of Directors held nine meetings during 2008.

ELECTION OF DIRECTORS (Proposal 1)

The Board of Directors, acting pursuant to the by-laws of the Company, has determined that the number of Directors constituting the full Board of Directors shall be eight immediately following the Annual Meeting. The Board is to be divided into three classes of nearly equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board of Directors has, upon recommendation of the Governance Committee, nominated William R. Newlin, John S. Stanik and William J. Lyons for re-election as Directors in the Class of 2012, and each of them has agreed to serve if elected. Robert L. Yohe will retire from the Board of Directors after the Annual Meeting. Mr. Lyons was elected to the Board of Directors by the Board on August 4, 2008. The Company believes that when a new director is elected by the Board, that director should stand for re-election at the next annual meeting. Mr. Lyons was recommended as a director candidate by another director. Messrs. Newlin, Stanik and Lyons will hold office until the 2012 Annual Meeting of Stockholders, or until the Director’s prior death, disability, resignation or removal. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified.

If any nominee becomes unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information concerning the nominees for Director and the other Directors who will continue in office after the meeting is set forth below, together with information concerning the Company’s executive officers who are not Directors.

Name	Age	Position with the Company
	Class of 2012
William R. Newlin	68	Director
John S. Stanik	55	Director, President and Chief Executive Officer
William J. Lyons	60	Director
	Class of 2011
Randall S. Dearth	45	Director
Timothy G. Rupert	62	Director
Seth E. Schofield	69	Director
	Class of 2010
Robert W. Cruickshank	63	Director
Julie S. Roberts	54	Director
	Executive Officers
Leroy M. Ball	40	Senior Vice President and Chief Financial Officer
Gail A. Gerono	57	Vice President
C.H.S. (Kees) Majoor	59	Senior Vice President
Robert P. O’Brien	58	Senior Vice President
Dennis M. Sheedy	61	Vice President, General Counsel and Secretary
James A. Sullivan	45	Vice President

Mr. Cruickshank has been a Director of the Company since November 1985. Mr. Cruickshank is a consultant providing financial advice to private clients. He is also a director of Hurco, Inc.

Mr. Dearth has been President and Chief Executive Officer of LANXESS Corporation, a chemicals manufacturer, since 2004. Prior thereto he was President and Chief Executive Officer of Bayer Chemicals Corp., a chemicals manufacturer.

Mr. Lyons has been Executive Vice President and Chief Financial Officer of CONSOL Energy Inc. (provider of coal and coal bed methane) since February 2001.

Mr. Newlin has been a Director of the Company since 2005. Mr. Newlin has been the Chairman of Newlin Investment Company, LLC since April 2007. Prior thereto he was the Executive Vice President and Chief Administrative Officer of Dick’s Sporting Goods, a retailer. Mr. Newlin is a director of Kennametal Inc. and ArvinMeritor, Inc.

Ms. Roberts has been a Director of the Company since July 2000. Ms. Roberts has been Vice President Finance, Global Finance Transformation for Marriott International, Inc., a hospitality company, since March 2005. Prior thereto she was Chief Financial Officer of Marriott ExecuStay, a division of Marriott.

Mr. Rupert has been a Director of the Company since 2005. Mr. Rupert retired in July 2007 from his position as President and Chief Executive Officer and a director of RTI International Metals, Inc., a titanium manufacturer, which he had held since 1999.

Mr. Schofield has been a Director of the Company since December 1995. From February 1996 to July 2000, Mr. Schofield was the Chairman of Base International, a provider of corporate protection and security. Prior thereto, Mr. Schofield was Chairman and Chief Executive Officer of USAir Group, a major air carrier. Mr. Schofield is also a director of United States Steel Corporation and Marathon Oil Corporation.

Mr. Stanik has been Chairman and President and Chief Executive Officer of the Company since May 2007 and a director of the Company since October 2003. Prior thereto, he was President and Chief Executive Officer of the Company.

Mr. Ball has been the Senior Vice President and Chief Financial Officer of the Company since January 2006. Prior thereto, Mr. Ball was Vice President and Chief Financial Officer of the Company.

Ms. Gerono has been the Vice President, Investor Relations, Corporate Communications and Human Resources with the Company since October 2002.

Mr. Majoor has been the Senior Vice President—Europe and Asia of the Company since October 2007. Prior thereto, he was Senior Vice President—Europe of the Company.

Mr. O’Brien has been the Senior Vice President—Americas of the Company since August 2005. Prior thereto, he was Senior Vice President of the Company responsible for Global Business Development and the Ultraviolet Light Technology Business Unit.

Mr. Sheedy has been the Vice President, General Counsel and Secretary for the Company since July 2006. Mr. Sheedy was a Managing Director of the Delafield Group, a legal consulting firm, from 2002 to July 2006, and prior thereto he was a partner with the law firm of Pepper Hamilton (1996 - 2002) and with the law firm of K&L Gates (formerly Kirkpatrick & Lockhart, 1981-1996).

Mr. Sullivan has been the Vice President, UV and Corporate Business Development since July 2008. Prior thereto he was the General Manager of UV Technologies of the Company.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

The executive compensation program is designed to motivate executives and support the success of Calgon Carbon which ultimately occurs through the actions of talented employees. The specific objectives of our compensation program are to:

•

Attract and Retain Executive Talent. Through a competitive total compensation program, the Company seeks to attract qualified and talented executives to serve in existing or newly created positions. The Company also seeks to retain our executives and promote positive engagement in the business and culture of the Company.

•

Align Compensation with Company and Individual Performance. Certain elements of our compensation program are designed to hold executives accountable for the financial and operational performance of the Company, as well as influencing the value of the Company’s common stock. To facilitate these objectives, a significant portion of an executive’s compensation is directly aligned with the short- and long-term performance of the Company.

•

Foster an Ownership Mentality and Create Alignment with Shareholders. Our compensation program provides shares of Calgon Carbon stock as an element of compensation with the expectation that the executives will maintain a certain level of ownership to align their interests with those of our shareholders.

The Company has designed the compensation program based on a set of core principles which we believe support our overall objectives:

•	The compensation program will be fair and competitive, from an internal and external perspective, taking into account the role and distinct responsibilities of each executive.

•	A substantial portion of an executive’s compensation will be at risk and linked to the achievement of both corporate and individual goals and changes in shareholder value.

•	Retirement benefits will provide financial stability following employment but will not be the focal point of why executives choose to work for the Company.

•	The use of perquisites and other executive benefits will be negligible and of minimal cost to the Company.

•	All compensation program elements taken as a whole will help focus executives to achieve the Company’s financial goals.

Within the context of these objectives and principles, the Company has developed its compensation program for the CEO and other executive officers.

Overview of the Compensation Program and Decision-Making Process

Our Board of Directors has assigned the oversight of our executive compensation program to our Compensation Committee composed of three independent directors. The Committee reviews and makes decisions regarding the compensation program for the CEO and evaluates recommendations for the other executive officers made by the CEO. The Committee also considers the impact of tax and accounting treatment for the different types of compensation it approves. The decisions made by the Compensation Committee with respect to the named executive officers for 2008 are reflected in the tables and related footnotes and narratives that begin on page 18.

In order to support the objectives outlined above, Calgon Carbon has developed a compensation program that provides executives with a mixture of cash payments (base salary and short-term incentives) and stock awards

(long-term incentives). Our stock-based compensation program consists of three different types of awards, each selected to address different objectives. We also provide executives with a retirement plan similar to that provided to all other employees and severance benefits for certain types of termination (including “change in control” situations) from the Company. The Company currently does not provide any perquisites (e.g., automobile, financial counseling, etc.) to executives except for the Senior Vice President—Europe and Asia, where providing an executive with an automobile is a customary practice. The Company believes that the compensation elements taken as a whole are necessary to attract and retain the best executive talent in its industry.

The Committee believes that in order to successfully compete for talent, a fixed cash salary is necessary to provide a base level of income on which an executive can rely, regardless of how the Company performs. When developing the executive compensation program, the Committee considers both short- and long-term strategic goals of the Company, which it believes fall within the control of executive management. In order to align the interests of executives to the achievement of these goals, the Committee has developed performance-based incentive plans with payments contingent upon the achievement of these goals. Certain of the payments (short-term cash incentives) are aligned with the achievement of annual goals, while equity grants (except for time-vesting restricted stock) are designed to reward the accomplishment of long-term goals directly associated with increasing shareholder value. The following table illustrates the allocation between fixed and variable compensation components in 2008:

	Fixed	Variable
Executive	Cash Base Salary	Short- Term Cash Incentive	Long- Term Stock- Based Incentive
Stanik	31%	21%	48%
Majoor	56%	22%	22%
Ball	43%	20%	37%
O’Brien	50%	20%	30%
Sheedy	48%	19%	33%

Our performance-based incentives are designed to reward executives with compensation above the middle (or 50th percentile) of the market when Company performance exceeds our expectations and the performance of our peer group. When performance falls below our expectations, the incentive plans are designed to pay below the middle (or 50th percentile) of the market and could result in no payment to the executive if performance falls below a certain level. To illustrate the alignment of these plans with the performance of the Company, our 2008 financial performance exceeded our goals which resulted in above-target cash bonuses under our short-term incentive plan. As a result of our performance in 2008, actual compensation to our executives was above the market 50th percentile.

The Committee reviews the compensation practices among peer companies and broader general industry companies in order to ensure the appropriateness of the Company’s compensation program design and compensation levels. Since September 2004, the Committee has employed Towers Perrin, a human resources consulting firm, which reports directly to the Committee and advises the Committee on compensation matters. The consultant participates in Committee meetings and is engaged to advise the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The same consulting firm also provides advice on retirement and compensation matters to the Company’s senior management. Additionally, with regard to compensation for the executive officers other than the CEO, the Committee receives input from the CEO.

The consultant employs a benchmarking process, an assessment tool that compares elements of Calgon Carbon’s compensation programs with those of other companies that have similar characteristics. In general, the purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to other companies with similar revenues and business characteristics

•	Understand the alignment between executive compensation levels and Company performance

•	Serve as a basis for developing salary adjustments and short- and long-term incentive awards for the Compensation Committee’s approval

The consultant uses market compensation data from reputable compensation surveys from Towers Perrin, Mercer HR Consulting and Watson Wyatt representing general industry companies and, periodically, a more specific analysis of proxy disclosures from peer companies in the filtration industry and other companies that the Company competes with for executive talent. The peer group has been developed based on a set of characteristics that include:

•	Annual revenues that range from approximately half to two times the size of the Company’s annual revenues

•	Global manufacturing operations (in Standard & Poor’s “Materials” classification)

•	Competitor companies within the filtration/separation industry

For 2008, the peer group consisted of the following 29 companies:

AMCOL Int’l Corp.	ICO Inc.	NN Inc.
American Vanguard Corp.	II-IV Inc.	Northwest Pipe Co.
Brush Engineering Materials Inc.	Innopphos Holding Inc.	Penford Corp.
CLARCOR Inc.	Kaydon Corp.	Quaker Chemical Corp.
Empire Resources Inc.	Landec Corp	RTI Int’l Metals Inc.
ESCO Technologies Inc.	LSB Industries Inc.	Standex Int’l Corp.
Flanders Corp.	Lydall Inc.	Stillwater Mining Co.
Friedman Industries Inc.	Material Sciences Corp.	Terra Nitrogen Co LP.
Gentex Corp.	Met-Pro Corp.	US Concrete Inc.
Haynes International Inc.	NL Industries Inc.

The peer group was approved by the Committee at its February 2008 meeting for use in granting performance awards for the period 2008-2010. Peer group pay practices for each pay element are analyzed periodically for base salary and short- and long-term incentives. The peer group data is supplemented by broader general industry data from compensation surveys to facilitate the evaluation of compensation levels and design. Compensation levels are developed to target the middle (50th percentile) of the market for each pay element and in total.

In February 2009, the consultant reviewed the peer group and suggested changes to better align the peer companies with the size of the Company. Over time, annual reviews for several of the peers grew to a point where they were considered too large and fell outside of our general criteria of no more than double the size of the Company’s annual revenues. For 2009, the peer group will consist of the following 22 companies:

American Vanguard Corp.	Haynes International Inc.	Penford Corp.
Ampco Pittsburgh Corp.	ICO Inc.	Polypore International, Inc.
Badger Meter, Inc.	II-IV Inc.	Quaker Chemical Corp.
Chart Industries, Inc.	Kaydon Corp.	RTI Int’l Metals Inc.
Eagle Materials, Inc.	Landec Corp.	Standex Int’l Corp.
ENSCO Technologies Inc.	Lindsay Corp.	Universal Stainless & Alloy
Flanders Corp.	Lydall Inc.
Hawkins, Inc.	Northwest Pipe Co.

In addition to the market data, the Committee considers other factors when making its decisions, such as an executive’s individual performance, experience in the position and the size of prior-year adjustments. The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year. The Committee believes that this would not be in the best interest of retaining and motivating the executive.

The Committee also reviews a summary report or “tally sheet” which sets forth the current and two-year historical compensation provided to each executive. The tally sheet includes the total dollar value of annual compensation, including salary, short- and long-term incentive awards, annual increase in retirement accruals and other compensation and benefit amounts. The tally sheet also includes equity ownership levels (number of shares and value) and amounts payable upon various termination scenarios. The review of tally sheets, first introduced in 2006, has become an important aspect of the Committee’s decision-making process.

The Company, with the help of the consultant, has developed a compensation structure that includes individual grades for executives, each with its own compensation opportunities. Each executive has been assigned to a grade, determined by comparing position-specific duties and responsibilities with the peer group and survey pay data. Each grade has a base salary range and a corresponding short- and long-term incentive that align with the market 50th percentile for that particular position.

Elements of Executive Compensation

Fixed Cash Base Salary. Through the base salary element of its compensation program, the Company seeks to attract and retain competent executives by providing a salary level for each executive that approximates the middle (50th percentile) of salaries of executives in comparable positions at other similarly sized companies. The Company’s consultant uses annual compensation surveys and peer group proxy statements on a periodic basis to determine the “competitive zone” for the base salary for each position. The Company defines the competitive zone as plus or minus 10% of the middle (or 50th percentile) of the market for each position. The Company also establishes a budget for salary increases, subject to approval by the Committee. The budget is based on current business conditions as well as survey data of comparable companies provided by the consultant.

The CEO conducts an annual review of each executive officer. The review consists of a comparison of the executive’s performance versus pre-determined goals and an assessment of the executive’s adherence to the Company’s core values. Goals are specific to the executive’s area of responsibility and if achieved, will have a positive impact on that area of responsibility and the Company. When goals are developed, they are weighted based on their contribution to achieving the Company’s financial plan. The CEO rates the performance of each executive. The CEO makes recommendations to the Committee for each executive’s salary increase based on the rating and an understanding of the market-based competitive zone. The Committee uses the same methodology for the CEO.

At its December 2007 meeting, the Committee approved salary increases, effective January 1, 2008, for all named executive officers, with the exception of the Senior Vice President—Europe and Asia, whose increase was effective April 1, 2008.

Performance-Based Short-Term Cash Incentive Compensation. Through the short-term incentive program, the Company seeks to align the interests of the executives with the annual financial and non-financial goals of the Company. In 2008, the CEO’s target was 70% of his base salary, the target for the CFO was 45% of his base salary, and the targets for the Senior Vice President—Americas, the Senior Vice President—Europe and Asia and the Vice President, General Counsel and Secretary were 40% of base salary. Awards under the plan can range from 50% of target for threshold performance to 175% of target for maximum performance on the financial and individual performance metrics.

Actual awards paid for 2008 performance are included in the Summary Compensation Table on page 18 under the column Non-Equity Incentive Plan Compensation, while opportunities under this plan for 2008 at threshold, target and maximum are included in the Grants of Plan-Based Awards table on page 19 under the columns Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

Short-term incentive awards for 2008 for the staff executives (CEO, CFO and the Vice President, General Counsel and Secretary) were approved by the Committee at its February 26, 2009 meeting for 2008 performance based on pre-determined goals and metrics. The weights assigned to these goals were as follows:

Performance Measure	Weight	2008 Actual Performance	Pre-Established 2008 Short-Term Incentive Goals
			Threshold	Target	Maximum
Corporate Operating Income*	35%	$49.2mm	$30.9mm	$41.1mm	$49.4mm
Corporate ROIC**	25%	12.5%	6.8%	9.2%	10.9%
Individual Performance Objectives	40%		Varies by Executive

* Excludes certain non-recurring gains or losses. ** Corporate Return on Invested Capital (ROIC) =	Operating Profit after Tax
Average Capital Employed

Similarly, 2008 short-term incentive awards for business unit executives (Senior Vice President—Americas and Senior Vice President—Europe and Asia) were approved by the Committee at its February 26, 2009 meeting. Awards were based on 2008 performance against Committee approved pre-determined metrics which were weighted as follows:

Performance Measure	Weight	2008 Actual Performance	Pre-Established 2008 Short-Term Incentive Goals
			Threshold	Target	Maximum
Corporate Operating Income	25%	$49.2mm	$30.9mm	$41.1mm	$49.4mm
Corporate ROIC	15%	12.5%	6.8%	9.2%	10.9%
Individual Regional Performance Objectives	60%		Varies by Executive

Corporate operating income was chosen as an indicator of profit produced directly as a result of our executives’ performance and as an indication of cash flow produced as a result of the operations of our business. We have chosen corporate return on invested capital to stress the importance of the efficient management of capital in our business.

In addition to the corporate goals, each staff and business unit executive is assigned several individual strategic or regional goals that align with their area of responsibility and focus for the upcoming year. Examples of individual strategic goals for 2008 were as follows:

•	CEO

•	Reduce corporate operating expense as a percentage of sales by a minimum of one percent as compared to 2007.

•	Ensure that the Company is positioned to be a market leader in the removal of mercury from coal-fired power plant flue gas.

•	CFO

•	Optimize the Company’s capital structure to position it to execute the three-year strategic plan.

•	Improve processes around internal reporting for quicker, more useful analysis.

For our business unit executives, operating income, return on invested capital and cash flow goals pertaining to their specific business units represent the majority of each executive’s individual performance objectives. Given the subjective nature of some of the individual goals, the CEO evaluates each executive’s actual performance relative to the individual goal on a discretionary basis using the following matrix:

Did Not Meet	Threshold Performance	Partially Meets	Meets	Partially Exceeds	Maximum Performance
0%	50%	75%	100%	137.5%	175%

As an example, if an executive had four individual strategic goals for the year and met each goal, he would earn a score of 100% applicable to the weighting assigned to the individual goal portion of the incentive plan. This weighting ranges from 40% of an executive’s overall award for staff executives to 60% of the overall weighting for business unit executives. This performance range (i.e., 50% for threshold performance to 175% for maximum performance) is the same for the corporate financial goal discussed above.

An executive may earn a short-term incentive award due to success as it relates to the executive’s individual goals, even though the Company’s performance falls below threshold on the corporate operating income and return on invested capital measures. The Committee has the ability to use its discretion in determining the size of any bonus award and has done so in recent years. The plan is not administered to comply with IRC 162(m) at the current time, although the Committee is aware of this rule and its potential benefits.

Long-Term Incentive Compensation. The Company’s long-term incentive compensation program seeks to align the executives’ interests with the Company’s shareholders by rewarding successes in shareholder returns in absolute terms and relative to peers. Additionally, the Committee desires to foster an ownership mentality among executives by providing stock-based incentives as a significant portion of compensation. In determining which type of stock vehicles to include in the program, the Committee chose to focus on rewarding for the following attributes:

•	Total shareholder return (stock price appreciation plus dividends) relative to peers

•	Stock price appreciation

•	Continued loyalty to and employment with the Company

In 2008, the Company’s long-term incentive program consisted of the following three equity components which align with the attributes identified above: restricted performance stock units, stock options and time-vesting restricted stock.

Under the terms of the Company’s Equity Incentive Plan adopted in 2008, the Committee determines which employees are eligible to receive equity awards, the value and number of shares granted, the rate and period of vesting, performance goals and other relevant terms.

The Committee considers a number of factors prior to making decisions related to equity awards for the upcoming year. These factors include 1) the number of outstanding options or other equity awards, 2) the number of shares available for future grant in the Company’s stock option plan, 3) the size of the annual grant in aggregate expressed as a percent of total shares outstanding, 4) the market price of the Company’s common stock and the performance of the Company and its prospects, 5) potential dilution which could result from the exercise of options, and 6) the benefits of linking the employees’ incentive to the market price of the stock. When determining the grant of options, restricted stock, or other equity awards to a particular individual (executive or non-executive), the Committee considers the individual’s level of responsibility, the relationship between successful individual effort and Company results, incentive compensation plans of other companies and other relevant factors.

In determining the long-term incentive awards for 2008, the Committee, with the assistance of its consultant, conducted an evaluation of long-term incentive compensation provided to executives at general industry companies of similar size as part of its annual benchmarking process. The market-based long-term incentive component amount, which reflects the market 50th percentile and differs for each executive, is then allocated to the three long-term incentive vehicles as follows:

•	Restricted performance stock units—40%

•	Time-vesting restricted stock—35%

•	Stock options—25%

The Committee believes the use of all three equity vehicles allows it to successfully meet its long-term objectives.

Stock Options. The Committee selected stock options as a means of aligning executives’ compensation with the creation of value to shareholders. Stock options provide realizable value to executives only if the Company’s stock price increases after the options are granted. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of executives. Stock options vest in equal one-half increments over the two-year period following grant. The options are exercisable after they have vested until they expire, which is on the tenth anniversary following the grant date. The combination of the ten-year term and the two-year vesting provision supports the long-term intentions of the Committee.

The fair value of each option is calculated by our consultant as of the grant date and expensed over the vesting period in accordance with generally accepted accounting principles (FAS 123(R)). When the executive exercises the stock options, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

Time-Vesting Restricted Stock. The Committee has selected restricted stock that vests based on the passage of time and continued employment as an element of the long-term incentive program. While this long-term incentive vehicle is not considered performance based, the Committee has acknowledged the relatively low stock ownership levels of the executive team and has selected restricted stock to build share ownership and promote retention of the executives. Grants of restricted shares vest in equal increments over three years. The fair value of restricted shares is calculated on the date of grant and expensed over the vesting period of three years. When shares vest, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

Restricted Performance Stock Units. The Committee has selected performance stock units as a means of encouraging and rewarding executives for delivering solid returns to our shareholders, above and beyond the return delivered by most of our peers. A target number of shares is identified at the beginning of a three-year performance period but not actually delivered to the executive until the shares are earned at the end of the performance period. The number of shares earned may vary from zero to 200% of target, based on the ranking of the Company’s total shareholder return relative to a peer group (listed on pages 10 and 11). Interpolation is used to calculate awards between minimum, target and maximum levels.

Total Shareholder Return Performance Relative to Peer Group	Award to Executive as a Percent of Target Opportunity
Below 25th %ile	No award
25th %ile	50% (minimum award)
50th %ile	100% (target award)
75th %ile or greater	200% (maximum award)

The fair value of restricted performance stock units is calculated on the date of grant and expensed over the vesting period. When shares vest, the Company receives a tax deduction that corresponds to the amount of taxable income recognized by the executive.

For the period 2006-2008, the Company’s total shareholder return relative to its peer group ranked at the 97 th percentile which resulted in the maximum award of 200% of the target opportunity.

Stock Option and Other Equity Granting Procedures

The procedure for making equity grants to executive officers is as follows:

•

In 2008 the methodology used by our consultant to develop grant guidelines was based on the FAS 123(R) valuation. This methodology includes an assumption for the closing price of the Company’s common stock when the grants will be made and a weighting of the type of equity grants to be made, e.g., restricted performance stock units, time-vesting restricted stock, and stock options. Equity grant guidelines were previously developed by our consultant using a binomial pricing model.

•

The Chief Executive Officer recommends actual equity grants for each of the executive officers to the Compensation Committee, generally at its February meeting, and any grants to the CEO are determined by the Committee in its executive session. At the same meeting, the CEO recommends equity grants for non-executive employees.

•

The Committee approves equity grants for executive officers and the CEO at a meeting shortly after the public release of fourth quarter financial results. The Company has not and does not plan to time the release of material, non-public information for the purpose of affecting the value of executive compensation.

•

Grants to executive officers, as approved by the Committee, are communicated to the grantees by the CEO. The Chairman of the Committee informs the CEO of his annual award. The strike price for stock options is an average of the high and low of Calgon Carbon’s common stock price on the day the Committee approves the grants, as permitted by FAS 123(R).

Stock Ownership Policy

In order to foster an equity ownership culture and further align the interests of management with Calgon Carbon shareholders, the Committee has adopted stock ownership guidelines for executives. From the time they are appointed an executive of the Company or promoted to an executive position, or, if the Committee changes the guidelines at any time to increase stock ownership requirements, from the time of such change, executives have a four-year period during which they are expected to accumulate the specified shares. For 2008, the guidelines were as follows:

•	Chairman and CEO—stock valued at three times annual base salary

•	Senior Vice Presidents—stock valued at two times annual base salary

•	Vice Presidents—stock valued at annual base salary

The following forms of ownership apply toward the stock ownership level: shares purchased, vested and unvested restricted stock, shares retained following the exercise of stock options, shares earned following the achievement of performance goals, and shares accumulated through retirement plans. Unexercised stock options and unearned restricted performance stock units do not apply toward executive ownership levels. While no formal penalty exists for failure to achieve the ownership level within the four-year period, the Committee may use its discretion to reduce or eliminate an executive’s annual long-term incentive award in future periods.

At December 31, 2008, all named executive officers with the exception of Mr. Sheedy, who joined the Company in 2006, had accumulated the specified number of shares in the 2008 guidelines. In January 2009, the Committee increased the specified number of shares for each executive as follows:

•	Chairman and CEO—stock valued at five times annual base salary

•	Senior Vice Presidents—stock valued at three times annual base salary

•	Vice Presidents—stock valued at two times annual base salary

Executives have four years to meet the increased requirements.

Retirement Plan Summary

The Company maintains a defined benefit retirement plan for its U.S. salaried employees, which is otherwise known as the pension plan, and a defined contribution thrift/savings plan, which is otherwise known as the 401(k) plan. The purpose of both these plans is to provide post-retirement income and stability to executives and employees. It is the goal of the Committee and the Company’s Board of Directors that these plans be competitive with plans which would be available to executives of similar companies. A more complete description of these plans can be found under the pension plan disclosure which begins on page 21.

At the end of 2005, the Company offered its U.S. salaried employees the option to discontinue receiving new benefits under the pension plan and instead participate in an enhanced 401(k) plan which would provide for better matching contributions by the Company. Of the named executives, only Mr. Ball elected to participate in the enhanced 401(k) plan.

In 2006 the Company eliminated all accruals of future benefits under its defined benefit plan, effective January 1, 2007, and instead provides all U.S. salaried employees with enhanced matching contributions under the 401(k) plan.

Perquisites

The Company does not believe that perquisites are essential to attract and retain executives and, therefore, does not provide perquisites to executives who reside in the United States. The Company does, however, provide a company car to the Senior Vice President—Europe and Asia which is a standard practice for executives in Western Europe. No Company executive other than the Senior Vice President—Europe and Asia receives perquisites in reportable amounts.

Severance Policy

Calgon Carbon has employment agreements with executive officers that provide for, among other provisions, cash payments and benefits in the event of termination by the Company other than “for cause” by the executive. The Committee believes these agreements are necessary to attract and retain executives.

These agreements provide severance should an executive be terminated within three years following a change-in-control of the Company. The Committee believes that this provision encourages a potential buyer of the Company to treat current executives fairly and provides current shareholders protection in terms of maintaining consistency of the executive team. Further, the Committee believes that providing severance in a change-in-control situation is beneficial to shareholders so that executives may remain indifferent when evaluating a transaction that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. The executives’ current employment agreements, other than the Chief Executive Officer’s agreement, provide for reduced severance amounts upon termination of employment on a voluntary basis by the executive after a change-in-control.

The employment agreements also contain provisions to protect our confidential information and to restrict executive officers from competing with the Company after termination of employment. Details of the agreements and a quantification of severance amounts payable under certain termination scenarios are included in the narrative which begins on page 23.

Adjustments or Recovery of Prior Compensation

Calgon Carbon does not presently have any policies or practices that provide for the recovery or adjustment of amounts previously awarded or paid to a named executive officer in the event that financial results or other performance measures on which an award or payment were based were to be restated or adjusted. However, the Sarbanes-Oxley Act of 2002 requires the Chief Executive Officer and Chief Financial Officer to disgorge any awards received that would not have been received but for any error that resulted in a restatement of financial results.

Impact of Tax and Accounting Policy on Executive Compensation

If an executive officer’s compensation from the Company were to exceed $1.0 million in any taxable year, the excess over $1.0 million, with certain exceptions, would not be deductible by the Company, under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee is aware of this rule, and will take it into account through its annual review of the executive compensation program. One exception to the disallowance of such deductions under Section 162(m) involves compensation paid pursuant to stockholder-approved compensation plans that are performance-based. The Company’s 2008 Equity Incentive Plan contains provisions which are intended to cause grants of stock options and other performance-based awards under such plan to be eligible for this performance-based exception (so that compensation upon exercise of such stock options or the vesting of such performance-based awards should be deductible under the Code). Payments of cash compensation related to our base salary and short-term cash incentive programs and the value of shares that vest from grants of time-vesting restricted stock are not eligible for this performance-based exception.

The Committee is aware of the impact on the Company’s financial statements of providing stock-based compensation, which the Company accounts for under FAS 123(R), Share-Based Payment. The Committee is also aware of new restrictions that govern the use of nonqualified deferred compensation, Section 409A of the Internal Revenue Code, and has modified the Company’s compensation arrangements to comply with this new regulation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

TIMOTHY G. RUPERT, CHAIRMAN

ROBERT W. CRUICKSHANK

SETH E. SCHOFIELD

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this Proxy Statement, the foregoing Report of the Compensation Committee shall not be incorporated by reference into any such filings.

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the year ended December 31, 2008 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2008.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
John S. Stanik,	2008	500,200	—		620,405	144,423	528,000	19,922	20,024	1,832,974
President and Chief Executive Officer	2007	445,200	—		423,138	110,589	400,000	—	19,623	1,398,550
	2006	420,000	—		213,572	122,036	70,000	42,148	3,312	871,068

Leroy M. Ball,	2008	245,756	—		210,298	44,881	164,000	2,064	19,106	686,105
Senior Vice President & Chief Financial Officer	2007	225,756	—		152,333	39,939	138,000	—	18,634	574,662
	2006	215,004	—		76,194	45,269	22,800	—	4,998	364,265

C.H.S. (Kees) Majoor,	2008	379,253	—		133,960	29,139	227,099	82,032	28,238	879,721
Senior Vice President, Europe and Asia(4)	2007	330,348	—		95,557	24,502	230,430	92,470	24,553	797,860
	2006	311,078	98,578	(5)	49,629	32,070	49,764	84,513	24,728	650,360

Robert P. O’Brien,	2008	249,008	—		133,960	29,139	145,000	49,021	19,120	625,248
Senior Vice President, Americas	2007	227,040	—		95,557	24,502	145,000	—	18,670	510,769
	2006	205,704	—		49,629	32,070	30,600	49,801	2,619	370,423

Dennis M. Sheedy,	2008	215,296	—		115,474	32,070	125,000	—	18,998	506,838
Vice President, General Counsel and Secretary	2007	203,334	—		92,795	18,786	104,000	—	17,435	436,350

(1)	Restricted stock awards consist of both time-vesting restricted stock and performance-based restricted stock units. Refer to Note 12, Note 13 and Note 11 to the Company’s Consolidated Financial Statements in the Company’s 2006 Form 10-K, 2007 Form 10-K and 2008 Form 10-K, respectively, for the related assumptions pertaining to the Company’s calculation in accordance with SFAS No. 123(R).

(2)	The actual change in certain pension values in 2007 were decreases as follows: Mr. Stanik, $15,280; Mr. Ball, $2,448; and Mr. O’Brien, $13,411. Mr. Ball’s actual change in pension value in 2006 was a decrease of $300.

(3)	Consists of premiums paid by the Company on term life insurance policies on the lives of named individuals, except for (i) Mr. Stanik, which also includes 401(k) Company contributions of $18,000 in 2007 and $18,400 in 2008; (ii) Mr. Ball, which also includes 401(k) Company contributions of $18,000 in 2007 and $18,400 in 2008; (iii) Mr. O’Brien, which also includes 401(k) Company contributions of $18,000 in 2007 and $18,400 in 2008; (iv) Mr. Sheedy, which also includes 401(k) Company contributions of $16,867 in 2007 and $18,400 in 2008, and (v) Mr. Majoor, which amount is for automobile expenses.

(4)	Mr. Majoor’s compensation is converted from Euros to U.S. Dollars at the average annual exchange rate for the applicable year.

(5)	The bonus is an amount paid to Mr. Majoor for his role in the successful sale of the Company’s charcoal business in Bodenfelde, Germany.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based equity awards to the named executive officers during 2008.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Closing Market Price at Grant Date ($/Sh) (1)	Grant Date Fair Value of Stock Options and Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Stanik	2/28/08	175,070	350,140	612,745	5,900	11,800	23,600	15,500	28,300	17.45	16.99	780,029
Leroy Ball	2/28/08	55,295	110,590	193,533	1,600	3,200	6,400	4,100	7,600	17.45	16.99	209,225
Kees Majoor	2/28/08	75,851	151,701	265,477	1,100	2,200	4,400	2,900	5,300	17.45	16.99	145,767
Robert O’Brien	2/28/08	49,802	99,603	174,306	1,100	2,200	4,400	2,900	5,300	17.45	16.99	145,767
Dennis Sheedy	2/28/08	43,059	86,118	150,707	1,100	2,200	4,400	2,900	5,300	17.45	16.99	145,767

(1)	The exercise price of the option awards was the average of the high and low prices on the New York Stock Exchange on the date of grant. This was based upon the requirements of the Company’s Stock Option Plan.

The following information relates to both the Summary Compensation Table and the Grants of Plan-Based Awards Table set forth above. The material terms related to the “non-equity incentive plan compensation” set forth in the Summary Compensation Table and the “estimated future payments under non-equity incentive plan awards” in the Grants of Plan- Based Awards Table are described in Compensation Discussion and Analysis under the heading “Performance-Based Short Term Cash Incentive Compensation.”

The “stock awards” column in the Summary Compensation Table and the “all other stock awards” column of the Grants of Plan-Based Awards Table contain information with respect to the time-vesting restricted stock granted to named executive officers in 2006, 2007 and 2008, as applicable. Grants of time-vesting restricted stock vest in equal increments over three years. Dividends which are paid on Common Stock of the Company are paid on the time-vesting restricted stock, and held in escrow with the shares.

The “stock awards” column of the Summary Compensation Table and the “estimated future payouts under equity incentive plan awards” column of the Grants of Plan-Based Awards Table contain information with respect to the restricted performance stock units granted by the Company to the named executive officers in 2006, 2007 and 2008, as applicable. Restricted performance stock units vest as described in Compensation Discussion and Analysis, under the heading “Restricted Performance Stock Units.” These grants were made in units and not actual shares, and thus no dividends accrue on the units until the units vest and the shares are actually issued.

The “option awards” column of the Summary Compensation Table and the “all other option awards” column of the Grants of Plan-Based Awards Table contain information with respect to stock options that were granted to the named executive officers in 2006, 2007 and 2008, as applicable. Stock options vest in equal one-half increments over the two year period following the grant. Stock options expire ten years following the date of the grant. Options are granted at fair market value upon the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards to the named executive officers as of December 31, 2008.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)
John Stanik	—	28,300	(1)	—	17.45	2/28/18	37,667	578,565	40,050	615,168
	13,900	13,900	(2)	—	8.37	3/31/17	—	—	—	—
	41,800	—		—	7.92	3/27/16	—	—	—	—
	40,800	—		—	8.79	2/11/15	—	—	—	—
	100,000	—		—	7.04	2/4/14	—	—	—	—
	24,000	—		—	4.96	4/22/13	—	—	—	—
	90,000	—		—	5.07	1/2/13	—	—	—	—
	50,000	—		—	7.81	1/25/12	—	—	—	—
Leroy Ball	—	7,600	(1)	—	17.45	2/28/18	12,134	186,378	13,500	207,360
	5,050	5,050	(2)	—	8.37	3/31/17	—	—	—	—
	15,100	—		—	7.92	3/27/16	—	—	—	—
	14,100	—		—	8.79	2/11/15	—	—	—	—
	75,000	—		—	7.04	2/4/14	—	—	—	—
	50,000	—		—	5.01	1/2/13	—	—	—	—
	4,000	—		—	7.81	1/25/12	—	—	—	—
Kees Majoor	—	5,300	(1)	—	17.45	2/28/18	7,734	118,794	8,400	129,024
	3,050	3,050	(2)	—	8.37	3/31/17	—	—	—	—
	9,200	—		—	7.92	3/27/16	—	—	—	—
	10,400	—		—	8.79	2/11/15	—	—	—	—
	75,000	—		—	7.04	2/4/14	—	—	—	—
	33,000	—		—	7.81	1/25/12	—	—	—	—
	30,000	—		—	9.35	11/1/10	—	—	—	—
Robert O’Brien	—	5,300	(1)	—	17.45	2/28/18	7,734	118,794	8,400	129,024
	3,050	3,050	(2)	—	8.37	3/31/17	—	—	—	—
	9,200	—		—	7.92	3/27/16	—	—	—	—
	5,200	—		—	8.79	2/11/15	—	—	—	—
	14,204	—		—	7.04	2/4/14	—	—	—	—
	19,723	—		—	5.07	1/2/13	—	—	—	—
	25,608	—		—	7.81	1/28/12	—	—	—	—
	10,866	—		—	5.19	12/19/10	—	—	—	—
	20,000	—		—	7.18	1/20/10	—	—	—	—
Dennis Sheedy	—	5,300	(1)	—	17.45	2/28/18	8,200	125,952	8,400	129,024
	3,050	3,050	(2)	—	8.37	3/31/17	—	—	—	—
	4,300	—		—	5.85	7/1/16	—	—	—	—

(1)	These securities vest in two equal installments on February 28, 2009 and February 28, 2010.

(2)	These securities vest on March 30, 2009.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised by and stock awards vested for named executive officers during 2008.

Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Stanik	47,000	562,725	55,116	904,757
Leroy Ball	14,000	159,550	19,332	303,077
Kees Majoor	115,00	1,475,825	13,567	201,658
Robert O’Brien	133,799	1,720,156	13,567	201,658
Dennis Sheedy	—	—	3,700	56,999

Pension Benefits

All persons, including named executive officers, who were salaried employees prior to July 1, 2005, and who are United States employees, are participants in the Calgon Carbon Corporation Retirement Plan for Salaried Employees (the “Pension Plan”), a defined benefit plan.

The Pension Plan provides for annual benefits following normal retirement at age sixty-five equal to 1.05% of the participant’s final average compensation (highest five consecutive years in the ten year period immediately preceding retirement or termination) multiplied by the participant’s credited service (up to thirty-five years); plus 0.50% of the excess, if any, of the participant’s final average compensation in excess of the participant’s covered compensation (as defined in Internal Revenue Service regulations) multiplied by the participant’s credited service (up to thirty-five years). In calculating Mr. Robert O’Brien’s benefit under the Pension Plan, prior service with Merck & Co. is included in the calculation of the gross pension benefit. The pension benefit payable to Mr. O’Brien from the Pension Plan is his gross pension benefit under the Pension Plan including prior service with Merck & Co., less the benefit payable from the Merck & Co. pension plan.

For purposes of the Pension Plan, “compensation” includes base compensation, special awards, commissions, bonuses and incentive pay. The annual limit on compensation is adjusted in accordance with Code Section 401(a)(17)(B) which allows for maximum compensation of $240,000 in plan year 2008 and $245,000 in plan year 2009.

The Pension Plan provides for early retirement, provided that the participant has attained the age of fifty-five and has completed at least fifteen years of continuous participation under the Pension Plan. Early retirement benefits are the retirement income that would be applicable at normal retirement, reduced by 0.25% for each month benefits begin prior to the participant’s attainment of age sixty-two. Mr. O’Brien is the only named executive officer meeting the requirements needed to take early retirement. Individuals who terminate employment prior to age fifty-five, but have fifteen years of continuous participation upon termination, are eligible to receive benefits under the Pension Plan as early as age fifty-five, but the benefit payable is actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available at any time that the plan is not underfunded.

Effective January 1, 2006, active participants in the Pension Plan were permitted a one-time opportunity to elect whether future retirement benefits would continue to be earned under the Pension Plan, in which case a participant would continue to also receive a matching contribution of 25% of the first 4% of base pay contributed by the participant under the Company’s Thrift/Savings Plan, a 401(k) defined contribution plan, or instead to elect to cease future accrual of benefits in the Pension Plan and to participate under the new retirement savings program of the Company’s Thrift/Savings Plan. Participants in the new retirement savings program receive a Company match of 100% on the first 2% of total pay contributed by the participant, plus a fixed quarterly Company contribution (2% of total pay) and an annual discretionary Company contribution (from 0% to 4% of total pay based on performance of the Company). Fixed quarterly contributions and discretionary annual contributions made by the Company vest to participants after two years of service. Effective January 1, 2007, all remaining Pension Plan participants were required to convert to the new retirement savings program for future accrual of retirement benefits (and no further benefits will accrue to them under the Pension Plan).

Mr. Kees Majoor is not a United States based employee and thus instead participates in the Group Insurance Rules for the Benefit of Salaried Employees of Chemviron Carbon in Belgium (the “Belgium Plan”), a defined benefit plan. The Belgium Plan provides for an annual benefit following normal retirement at age sixty-five equal to 0.5% of the participant’s pensionable salary (the average of the highest five consecutive years out of the ten year period immediately preceding retirement or termination) up to the average social security pension ceiling for each year of credited service (up to a maximum of forty years), plus 1.50% of the excess, if any, of the participant’s pensionable salary in excess of the social security pension ceiling for each year of credited service (up to a maximum of forty years).

For purposes of the Belgium Plan, “salary” is 13.85 multiplied by the January 1 monthly base salary. Additionally, pursuant to an agreement with the Company, Mr. Majoor will receive an additional eight years of service in the calculation of his annual benefit, assuming retirement at age sixty-five. If he leaves prior to age sixty-five, the eight additional years of service is multiplied by a ratio equal to actual service with Chemviron Carbon at early retirement/termination divided by an assumed service with Chemviron Carbon at age sixty-five.

The Belgium Plan provides for early retirement at age fifty-five which will increase to age sixty on December 31, 2009. Benefits payable upon early retirement are actuarially reduced from age sixty-five. The normal form of payment under the plan is a straight life annuity although a lump sum option is available. Mr. Majoor is required to contribute into the Belgium Plan an amount equal to 1.25% of his annual salary up to the social security pension ceiling plus 4% of annual salary in excess of the social security pension ceiling.

The following table shows years of credited service and present value of accumulated benefit as of December 31, 2008 payable by the Company, and payments made by the Company during the last fiscal year for each named executive officer.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (US$)(1)	Payments During Last Fiscal Year ($)
John Stanik	Calgon Carbon Corporation Retirement Plan for Salaried Employees	15.50	342,815	0
Leroy Ball	Calgon Carbon Corporation Retirement Plan for Salaried Employees	5.50	35,123	0
Kees Majoor	Group Insurance Rules for the Benefit of Salaried Employees of Chemviron Carbon in Belgium	12.77	455,145	0
Robert O’Brien	Calgon Carbon Corporation Retirement Plan for Salaried Employees	33.00	723,888	0
Dennis Sheedy	Not applicable	—	—	—

(1)	The calculation of present value of accumulated benefit assumes the following:

•	Retirement at age 62 for Messrs. Stanik, Ball and O’Brien and at age 65 for Mr. Majoor

•	Discount rate of 6.0% (5.5% for Mr. Majoor, which is the Belgian based rate)

•	Post retirement annuities based on RP-2000 White Collar Mortality projected to 2015 (sex distinct) for Messrs. Stanik, Ball and O’Brien

•	Post retirement lump sums based on IRS Prescribed Mortality for Messrs. Stanik, Ball and O’Brien and the MR table for Mr. Majoor

•	Percent electing lump sum: 95% for Messrs. Stanik, Ball and O’Brien and 100% for Mr. Majoor

•	An exchange rate of 1 euro equal to 1.3968 U.S. dollar was applied to the amount shown for Mr. Majoor

Potential Payments Upon Termination or Change In Control

The executive officers of the Company have entered into employment agreements with the Company. The agreements provide for a base salary, participation in bonus and other compensation programs as determined by the Company, indemnification against liabilities arising out of their service in certain capacities, and executive risk liability insurance coverage. The agreements generally provide for continued employment of the executives until terminated by the Company with or without cause.

The tables below reflect the amount of compensation which would be paid to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon for cause termination by the Company, voluntary termination, death, disability, retirement, involuntary not-for-cause termination by the Company or voluntary termination by the executive for “good reason”, and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2008 and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during the term of his employment, including base salary, vacation and other cash entitlements accrued through the date of termination. These are referred to as “accrued obligations.”

In the case of a termination for cause, as defined in the executive’s employment agreement, or a voluntary termination by the employee, the executive would be entitled to no further compensation other than the accrued obligations.

If an executive’s employment is terminated by reason of the executive’s death, in addition to the accrued obligations, the executive’s estate will be permitted to exercise any stock options held by such executive whether or not exercisable on the date of death. All restrictions on such executive’s time-based restricted stock will lapse and with respect to restricted performance stock units granted to executives in 2006, 2007 and 2008, if the performance conditions contained in the agreement granting such restricted performance stock units are met after such executive’s death, the executive’s estate would be entitled to receive a number of shares equal to the total share units granted under the agreement, multiplied by the number of full months such executive was employed from January 1 in the year of the grant until the death of the executive, divided by thirty-six.

In the case of disability of an executive in accordance with the definition contained in the executive’s employment agreement, in addition to the accrued obligations, the executive’s estate would be entitled to receive a number of shares related to restricted performance stock units using the same calculation as would be used in the case of the executive’s death. There would be no acceleration of vesting of stock options or time-based restricted stock in the case of disability.

In the case of an executive retiring, the executive would receive his accrued obligations. With respect to time-based restricted stock, the executive would receive the number of restricted shares equal to the number of full months such executive was employed since the last vesting date of the restricted shares divided by the number of months from the last vesting date until the next vesting date. With respect to restricted performance stock units, the executive would be entitled to the same amount of shares as would be calculated in the case of the executive’s death.

In the case of the termination of the employment of the executive by the Company without cause or the resignation by the executive with “good reason,” as defined in the executive’s employment agreement, the executive will be entitled to eighteen months salary, based upon the salary the executive earned at the time of his termination, payable in a lump sum upon the date of termination. In addition, the executive’s applicable health and welfare benefits will be continued for that eighteen-month period or, if shorter, until the executive is reemployed and provided at least equivalent benefits by his next employer. These amounts are modified to twenty-four months for the Chief Executive Officer. The executive will not receive any additional stock or other performance grants. With respect to all equity plans of the Company, no further vesting will occur.

If after a change in control, as defined in the executive’s employment agreement, an executive’s employment is terminated by the Company (other than termination by the Company for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstances which constitute “good reason,” the executive will be entitled to the following additional benefits. In lieu of the normal severance benefits described above, the executive will be entitled to a lump sum equal to: (i) two years (three years for the Chief Executive Officer) of the executive’s base salary; plus (ii) two times (three times for the Chief Executive Officer) the executive’s average annual bonus payable with respect to the most recent three full bonus plan years ending on the date of the change in control; and (iii) the matching contributions that would have been credited to the executive under the Company’s 401(k) plan for the two years (three years for the Chief Executive Officer) following the effective date of termination of the executive’s employment. If the executive terminates his employment other than for “good reason” during a period of ninety days after the first anniversary of the change of control, the amounts as set forth above would instead be (x) eighteen months (not two years) of such salary, (y) 1.5 times (not two times) of bonus and (z) eighteen months (not two years) of matching contributions under the 401(k) plan, except that in any event the amounts for the Chief Executive Officer would not change from those stated above. For any such period the executive will receive equivalent benefits as were provided at the time of termination. After a change in control, the executive will also be entitled to exercise all stock options and be fully vested in all restricted stock and restricted performance stock units previously granted to the executive. The Company will pay an additional amount sufficient on an after-tax basis to cover any excise taxes, interest and penalties imposed on severance payments by Section 4999 of the Internal Revenue Code of 1986 plus a gross-up payment to reimburse the executive for the tax imposed on the additional payment.

In order to receive the benefits described above, the named executive officers agree in the employment agreements to be bound by standard provisions concerning use of confidential information and non-compete provisions after termination of employment. In particular, the executive agrees that he will not compete with the Company during the period in which he is receiving severance or for a period of two years after the termination of employment, whichever is longer.

John Stanik

The following table shows the potential payments upon termination of employment prior to and after a change of control of the Company for John Stanik.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Voluntary Termination During Open Window Period upon One Year Anniversary Following a Change-in-Control	Involuntary Not for Cause or Employee for Good Reason Termination (After Change-In- Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	$435,100	$435,100	—	$1,370,400	$2,551,020	$2,551,020
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	—	—	—	—	$97,161	$97,161
Time-Based Restricted Stock(2)	—	—	$578,560	—	$236,821	—	$578,560	$578,560
Performance-Based Restricted Stock Units(2)	—	—	$699,392	$699,392	$699,392	—	$1,230,336	$1,230,336
Other Benefits
Savings Plan Enhancement	—	—	—	—	—	—	$41,400	$41,400
Pension Plan(3)	$517,649	$517,649	$242,726	$526,389	$517,649	$517,649	$517,649	$517,649
Health and Welfare Benefits	—	—	—	—	—	$25,210	$37,815	$37,815
Life Insurance(4)	—	—	$501,000	—	—	$3,262	$4,893	$4,893
Excise Tax & Gross-Up	—	—	—	—	—	—	$1,737,274	$1,737,274

Total	$517,649	$517,649	$2,456,778	$1,660,881	$1,453,862	$1,916,521	$6,796,108	$6,796,108

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2008 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on 4.69% interest and 1994 GAR Unisex Mortality

•	Expected age of lump sum payment was determined as follows:

•	If current age is at least 55 and service is at least 15 years, immediate payment was assumed.

•	If current age is less than 55 and service is at least 15 years, payment at age 55 was assumed.

•	If current age is less than age 55 and/or service less than 15 years, payment at age 65 was assumed.

•	The monthly accrued benefit as of December 31, 2008 is the amount payable at age 65 as a single life annuity.

•	If the expected age of lump sum payment is prior to age 65, the appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	All participants who become disabled are assumed to continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	All participants are assumed to be married with a spouse of the same age.

•

Death benefits are paid to surviving spouses and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(4)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Leroy Ball

The following table shows the potential payments upon termination of employment prior to and after a change of control of the Company for Leroy Ball.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Voluntary Termination During Open Window Period upon One Year Anniversary Following a Change-in-Control	Involuntary Not for Cause or Employee for Good Reason Termination (After Change-In- Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	$190,045	$190,045	—	$469,384	$534,519	$712,692
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	—	—	—	—	$35,300	$35,300
Time-Based Restricted Stock(2)	—	—	$186,368	—	$79,317	—	$186,368	$186,368
Performance-Based Restricted Stock Units(2)	—	—	$243,712	$243,712	$243,712	—	$414,720	$414,720
Other Benefits
Savings Plan Enhancement	—	—	—	—	—	—	$20,700	$27,600
Pension Plan(3)	$126,149	$126,149	$57,341	$126,149	$126,149	$126,149	$126,149	$126,149
Health and Welfare Benefits	—	—	—	—	—	—	—	—
Life Insurance(4)	—	—	$246,000	—	—	$1,059	$1,059	$1,412
Excise Tax & Gross-Up	—	—	—	—	—	—	$384,867	$476,481

Total	$126,149	$126,149	$923,466	$559,906	$449,178	$596,592	$1,703,682	$1,980,722

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2008 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on 4.69% interest and 1994 GAR Unisex Mortality

•	Expected age of lump sum payment was determined as follows:

•	If current age is at least 55 and service is at least 15 years, immediate payment was assumed.

•	If current age is less than 55 and service is at least 15 years, payment at age 55 was assumed.

•	If current age is less than age 55 and/or service less than 15 years, payment at age 65 was assumed.

•	The monthly accrued benefit as of December 31, 2008 is the amount payable at age 65 as a single life annuity.

•	If the expected age of lump sum payment is prior to age 65, the appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	All participants who become disabled are assumed to continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	All participants are assumed to be married with a spouse of the same age.

•

Death benefits are paid to surviving spouses and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(4)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Kees Majoor

The following table shows the potential payments upon termination of employment prior to and after a change of control of the Company for Kees Majoor.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Voluntary Termination During Open Window Period upon One Year Anniversary Following a Change-in-Control	Involuntary Not for Cause or Employee for Good Reason Termination (After Change-In- Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	$365,808	$365,808	—	$840,875	$840,875	$1,121,166
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	—	—	—	—	$21,230	$21,320
Time-Based Restricted Stock(2)	—	—	$118,784	—	$49,621	—	$118,784	$118,784
Performance-Based Restricted Stock Units(2)	—	—	$149,504	$149,504	$149,504	—	$258,048	$258,048
Other Benefits
Savings Plan Enhancement	—	—	—	—	—	—	—	—
Pension Plan(3)	$418,189	$418,189	$988,745	$418,189	$418,189	$418,189	$418,189	$418,189
Health and Welfare Benefits	—	—	—	—	—	—	—	—
Life Insurance(4)	—	—	$390,000	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—

Total	$418,189	$418,189	$2,012,841	$933,502	$617,315	$1,259,064	$1,657,216	$1,937,507

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2008 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The amounts shown are in United States dollars and were calculated based on an exchange rate at December 31, 2008 of one Euro for each US $1.3698.

(4)	In all cases other than death, Mr. Majoor is assumed to retire immediately and take a lump sum based on interest rate of 6% and MR mortality.

(5)	In the case of death, Mr. Majoor’s spouse receives 60% of his projected age 65 benefit payable immediately as a single lump sum. Death benefits are financed through an insurance company in Belgium. As a result, the lump sum shown is based on an interest rate of 3.25% and FR mortality. The combination of a larger benefit and a lower interest rate results in a substantially larger lump sum for the spouse.

(6)	Upon death, orphan’s benefits may also be payable. No value has been included for an orphan’s pension.

Robert O’Brien

The following table shows the potential payments upon termination of employment prior to and after change of control of the Company for Robert O’Brien.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Voluntary Termination During Open Window Period upon One Year Anniversary Following a Change-in-Control	Involuntary Not for Cause or Employee for Good Reason Termination (After Change-In- Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	$194,890	$194,890	—	$479,085	$522,900	$697,200
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	—	—	—	—	$21,320	$21,320
Time-Based Restricted Stock(2)	—	—	$118,784	—	$49,621	—	$118,784	$118,784
Performance-Based Restricted Stock Units(2)	—	—	$149,504	$149,504	$149,504	—	$258,048	$258,048
Other Benefits
Savings Plan Enhancement	—	—	—	—	—	—	$20,700	$27,600
Pension Plan(3)	$969,707	$969,707	$450,768	$937,798	$969,707	$969,707	$969,707	$969,707
Health and Welfare Benefits	—	—	—	—	—	$16,452	$16,452	$21,936
Life Insurance(4)	—	—	$249,000	—	—	$1,032	$1,032	$1,376
Excise Tax & Gross-Up	—	—	—	—	—	—	$312,811	$405,216

Total	$969,707	$969,707	$1,162,946	$1,282,192	$1,168,832	$1,466,276	$2,241,754	$2,521,186

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2008 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on 4.69% interest and 1994 GAR Unisex Mortality

•	Expected age of lump sum payment was determined as follows:

•	If current age is at least 55 and service is at least 15 years, immediate payment was assumed.

•	If current age is less than 55 and service is at least 15 years, payment at age 55 was assumed.

•	If current age is less than age 55 and/or service less than 15 years, payment at age 65 was assumed.

•	The monthly accrued benefit as of December 31, 2008 is the amount payable at age 65 as a single life annuity.

•	If the expected age of lump sum payment is prior to age 65, the appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	All participants who become disabled are assumed to continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	All participants are assumed to be married with a spouse of the same age.

•

Death benefits are paid to surviving spouses and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(4)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Dennis Sheedy

The following table shows the potential payments upon termination of employment prior to and after change of control of the Company for Dennis Sheedy.

Executive Benefit and Payments Upon Separation	For Cause Termination	Voluntary Termination	Death	Disability	Retirement	Involuntary Not For Cause or Employee for Good Reason Termination	Voluntary Termination During Open Window Period upon One Year Anniversary Following a Change-in-Control	Involuntary Not for Cause or Employee for Good Reason Termination (After Change-In- Control)
Severance and Short-Term Compensation:
Cash Severance and Short-Term Cash Incentive Compensation	—	—	$163,400	$163,400	—	$406,575	$452,130	$602,840
Long Term Incentive Compensation:
Stock Options (Unvested)(1)	—	—	—	—	—	—	$21,320	$21,320
Time-Based Restricted Stock(2)	—	—	$125,952	—	$54,997	—	$125,952	$125,952
Performance-Based Restricted Stock Units(2)	—	—	$149,504	$149,504	$149,504	—	$258,048	$258,048
Other Benefits
Savings Plan Enhancement	—	—	—	—	—	—	$20,700	$27,600
Pension Plan(3)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health and Welfare Benefits	—	—	—	—	—	$16,818	$16,818	$22,424
Life Insurance(4)	—	—	$216,000	—	—	$897	$897	$1,196
Excise Tax & Gross-Up	—	—	—	—	—	—	$277,519	$358,307

Total	—	—	$654,856	$312,904	$204,501	$424,290	$1,173,384	$1,417,686

(1)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2008 over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event.

(2)	Reflects the fair market value as of December 31, 2008 of the shares underlying restricted stock units, the vesting of which accelerates in connection with the specified event.

(3)	The present value calculated for the Pension Plan was determined using the following assumptions:

•	Estimated lump sums based on 4.69% interest and 1994 GAR Unisex Mortality

•	Expected age of lump sum payment was determined as follows:

•	If current age is at least 55 and service is at least 15 years, immediate payment was assumed.

•	If current age is less than 55 and service is at least 15 years, payment at age 55 was assumed.

•	If current age is less than age 55 and/or service less than 15 years, payment at age 65 was assumed.

•	The monthly accrued benefit as of December 31, 2008 is the amount payable at age 65 as a single life annuity.

•	If the expected age of lump sum payment is prior to age 65, the appropriate early retirement reductions were applied in the calculation of the estimated lump sum payment.

•	All participants who become disabled are assumed to continue on employer sponsored long term disability coverage until age 65 and then retire at age 65.

•	All participants are assumed to be married with a spouse of the same age.

•

Death benefits are paid to surviving spouses and reflect the adjustment for the 50% joint-and-survivor form of payment and the fact that the surviving spouse will receive 50%. In addition, the death benefit is assumed to be payable at the earliest retirement age of the participant.

(4)	In the case of “death” consists of life insurance proceeds and in all other cases consists of additional premiums paid after termination of employment.

Compensation of Directors

Governance Committee Oversight. The Board of Directors has assigned the oversight of Director compensation to the Governance Committee, which is comprised of three independent directors. The Governance Committee from time to time reviews and makes decisions regarding the compensation program for the independent Directors of the Company. The Committee’s function is to review and make recommendations to the Board as a whole concerning the compensation to be paid to Directors. In performing its functions, the Governance Committee may consult with the Compensation Committee with regard to issues of common interest. The Governance Committee has also used the independent compensation consultant which is used by the Compensation Committee in order to examine director compensation.

Board and Committee Fees. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $45,000 for Board service. The retainer fees are payable in cash or Common Stock of the Company as described below. The Lead Director received an additional retainer of $15,000. The Chairperson of each Committee received a retainer of $5,000, with the Chairperson of the Audit Committee instead receiving a retainer of $10,000. No meeting fees are paid to Directors.

1999 Phantom Stock Plan. Prior to 2008, the 1999 Phantom Stock Plan provided each non-employee director with phantom stock. No actual stock of the Company is issued under this plan. Instead, each director was credited on the day following the Annual Meeting of Stockholders, in an account maintained for the purpose, with the fair market value of shares of the Company’s Common Stock equal to the cash amount of the award. Directors are also credited with the fair market value of shares equal to the amount of the cash dividends which would have been paid if the phantom stock were actual Common Stock. As the actual fair market value of the Company’s Common Stock changes, the credited value of the director’s phantom stock will change accordingly. When the director leaves the Board for any reason, including death or disability, the director will be entitled to be paid, in cash, the entire amount then credited in the account.

1993 Non-Employee Directors’ Stock Option Plan. Prior to 2008, the 1993 Non-Employee Directors’ Stock Option Plan, as amended, provided for an annual grant of option shares on the day following the Annual Meeting of Stockholders. All options under such plan are vested.

2008 Equity Incentive Plan. In 2008, instead of the grants previously made under the 1999 Phantom Stock Plan and the 1993 Non-Employee Directors’ Stock Option Plan, the Board made a grant of restricted stock to non-employee directors with a grant date value of $45,000, following the Annual Meeting. Such shares will vest in equal annual increments over a three year period.

1997 Directors’ Fee Plan. The 1997 Directors’ Fee Plan provides Directors with payment alternatives for retainer fees payable as a member of the Board or as the Chairman of any committee. Pursuant to the plan, Directors are permitted to receive their retainer fees that are otherwise intended to be paid in cash in a current payment of cash or in a current payment of shares of Common Stock of the Company based upon the fair market value of the Common Stock upon the date of payment of the fee, or to defer payment of the retainer fees for subsequent payment of shares of Common Stock pursuant to a stock deferral election. Payment of Common Stock placed in a deferred stock account will be made in the calendar year following the calendar year during which a Director ceases to be a Director of the Company, including by reason of death or disability.

The following table sets forth information with respect to Director compensation during 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)(3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Cruickshank	45,000		45,008	—	—	—	—	90,008
Randall Dearth	49,000		45,008	—	—	—	—	94,008
William Lyons	36,750		33,732	—	—	—	—	70,482
William Newlin	45,000		45,008	—	—	—	—	90,008
Julie Roberts	55,000		45,008	—	—	—	—	100,008
Timothy Rupert	54,000		45,008	—	—	—	—	99,008
Seth Schofield	65,000		45,008	—	—	—	—	110,008
John Surma	125,405	(5)	—	—	—	—	—	125,405
Robert Yohe	50,000		45,008	—	—	—	—	95,008

(1)	Includes the retainer amount of $45,000 and additional retainers paid to the Lead Director and Committee Chairpersons.

(2)	The following represents the aggregate phantom stock units held by each director as of December 31, 2008: Mr. Cruickshank 10,741; Mr. Dearth 764; Mr. Newlin 3,897; Ms. Roberts 9,048; Mr. Rupert 3,897; Mr. Schofield 10,669; and Mr. Yohe 10,071. Each non-employee director other than Mr. Lyons was granted 2,768 shares of restricted stock in 2008. Mr. Lyons was granted 1,767 shares of restricted stock when he joined the Board in 2008.

(3)	Refer to Note 11 to the Company’s Consolidated Financial Statements of its 2008 Form 10-K for the related assumptions pertaining to the Company’s calculation in accordance with SFAS No. 123(R).

(4)	The following represents the aggregate stock options held by each director as of December 31, 2008: Mr. Dearth 2,000; Mr. Newlin 16,051; Ms. Roberts 65,670; Mr. Rubert 16,051; and Mr. Yohe 27,820.

(5)	Amount represents cash payout of phantom stock as a result of Mr. Surma’s retirement.

INDEPENDENT AUDITORS

Report of the Audit Committee

The charter of the Audit Committee was adopted by the Board of Directors effective February 6, 2003 (as amended through February 26, 2009) and is reviewed annually by the Committee. The Committee’s mission is to be the principal means by which the Board of Directors oversees management’s preparation and public disclosure of financial information about the Company. The objective is to make available to the public financial statements and other financial information that is of high quality, accurate, complete, timely, fairly presented, and complying with all applicable laws and accounting standards.

In overseeing the audit process for the year 2008, the Audit Committee obtained from Deloitte & Touche LLP, the Company’s independent auditors, their letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 “Communications with Audit Committee Concerning Independence” regarding the independent accountants communications with the audit committee concerning independence and describing all relationships between the auditors and the Company that might, in their opinion, bear on their independence. In that letter Deloitte & Touche LLP stated that in their judgment they are, in fact, independent. The Committee discussed with the auditors the contents of that letter and concurred in the judgment of independence.

The Committee reviewed with the auditors their audit plan, audit scope and identification of audit risks. Subsequently, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2008, first with both management and the independent auditors, and then with the auditors alone. This discussion covered the quality, not just the acceptability, of the Company’s financial reporting practices and the completeness and clarity of the related financial disclosures. The Committee also received and discussed, with and without management present, all communications from Deloitte & Touche LLP required by generally accepted auditing standards, including those described in the standards of the Public Company Accounting Oversight Board.

The Audit Committee then recommended to the Board of Directors that the audited financial statements be approved by the Board, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission, and be included in the Company’s annual report to stockholders for the year 2008.

In periodic meetings with the Company’s financial management and the independent auditors, the Audit Committee discussed and approved quarterly interim financial information prior to its release to the public. The Committee also performed the other functions required of it by its charter.

Management is responsible for the Company’s financial reporting process including its systems of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Committee’s responsibility is to monitor and review these processes. It is not our duty or our responsibility to plan or conduct audits or manage the system of internal controls of the Company. Therefore, we have relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinions of the independent auditors included in their report on the Company’s financial statements.

JULIE S. ROBERTS, CHAIRPERSON

RANDALL S. DEARTH

WILLIAM J. LYONS

TIMOTHY G. RUPERT

Ratification of Appointment of Independent Auditors (Proposal 2)

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for 2009. Deloitte & Touche LLP audited the financial statements of the Company and its subsidiaries in 2008.

The Board of Directors recommends a vote for the ratification of the appointment of Deloitte & Touche LLP and unless otherwise directed therein, the proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider such vote in its decision to appoint independent auditors for 2010.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

Certain Fees

The following is a summary of fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte”) for professional services rendered for the fiscal years ended December 31, 2008 and December 31, 2007.

	Fiscal Year Ended December 31, 2008	Fiscal Year Ended December 31, 2007
Audit Fees	$958,526	$1,287,438
Audit-Related Fees	55,567	109,752
Tax Fees	—	8,566
All Other Fees	—	—

Total	$1,014,093	$1,405,756

Audit Fees

Consist of fees related to professional services rendered for the integrated audit of the Company’s consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consist of fees billed for the audit of the Company’s transfer pricing and overall foreign loss studies for 2008 and for the adoption of new accounting rules in 2008 and 2007, as well as for due diligence relating to certain transactions in 2007.

Tax Fees

Consist of fees billed for professional services for tax advice and tax planning.

Other Fees

Deloitte did not perform any services for the Company during the fiscal years ended December 31, 2008 or December 31, 2007 other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Policy for Approval of Audit and Non-Audit Fees

In accordance with the Sarbanes-Oxley Act, the Audit Committee pre-approved all audit and non-audit related consulting services provided by the Company’s external audit firm. During 2008, the Audit Committee pre-approved the types of non-audit services which Deloitte was to perform during the balance of the year and the anticipated range of fees for each of these categories. In order to deal with the pre-approval process in the most efficient manner, the Audit Committee will employ pre-approval policies in 2009 that comply with applicable Securities and Exchange Commission regulations. The Chairperson of the Audit Committee has the authority to approve work on behalf of the entire committee. A summary of all non-audit related spending is provided to the Audit Committee on a quarterly basis.

The Audit Committee believes that the provision of the above services by Deloitte is compatible with maintaining Deloitte’s independence.

CORPORATE GOVERNANCE

Access to Directors

The stockholders of the Company and other interested parties may communicate directly in writing to the Board of Directors by sending such communication to the Board or a particular Director in care of Dennis M. Sheedy, Vice President, General Counsel and Secretary, at the Company’s principal office. At present, such communications will be directly forwarded to the Board or such particular Director, as applicable. The presiding independent Director for executive sessions of non-management Directors is Seth Schofield. The stockholders of the Company may communicate in writing with Mr. Schofield in the manner described above.

Determination of Independence and Related Party Policy

The Board has determined that all of the directors except Mr. Stanik are independent, after reviewing the facts applicable to each such director and acknowledging the independence standards contained in the New York Stock Exchange listing requirement.

The Company has a written policy with respect to related party transactions which was adopted by the Board of Directors. In general, if a senior officer or director of the Company, or a member of their immediate family, is involved in a “related party transaction,” the senior officer or director must report that transaction to the general counsel. The general counsel will then analyze the transaction and determine whether it needs to be brought before the Governance Committee of the Board for approval. A related party transaction is a transaction that would require disclosure either under the rules of the Securities Exchange Commission or the New York Stock Exchange rules of director independence. The statement of policy for related party transactions also provides certain instances in which a related party transaction may be approved by the Governance Committee. The policy requires that any related party transaction be disclosed in the Company’s applicable securities filings, including the proxy statement.

Attendance of Meetings by Directors

The Corporate Governance Guidelines of the Company state that all directors are expected to attend each Annual Meeting of Stockholders, as well as Board and applicable committee meetings, except in unavoidable circumstances. All directors attended the 2008 Annual Meeting of Stockholders.

Corporate Governance Documents

A copy of the current charters of the committees of the Board of Directors, the Code of Business Conduct and Ethics (which applies to directors, officers and employees of the Company), the Supplement to the Code of Business Conduct and Ethics (which also applies to the chief executive and senior financial officers), the Director Orientation and Continuing Education Policy and the Corporate Governance Guidelines are available to stockholders at the Company’s website www.calgoncarbon.com, and any of such documents is also available in print to any stockholder who requests it by contacting Dennis M. Sheedy, Vice President, General Counsel and Secretary, at the Company’s principal office.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and ten-percent beneficial owners were complied with during 2008, except as follows: (i) Forms 4 with respect to the use of shares to pay withholding taxes from the vesting of time vested restricted stock in February 2008 were filed late for each of the following officers: John Stanik, Leroy Ball, Gail Gerono, Robert O’Brien and Dennis Sheedy; (ii) Forms 4 with respect to the use of shares to pay withholding taxes from the vesting of restricted performance stock were filed one day late in March 2008 for the above named officers; (iii) a Form 3 with respect to William Lyons becoming a director was filed late; (iv) a Form 4 with respect to the exercise of options and sale of shares in August 2008 by Robert P. O’Brien was filed one day late; (v) a Form 4 with respect to the exercise of options in August 2008 by Robert L. Yohe was filed late, and the exercise by Robert Yohe in July 2008 of stock options (the shares were held) was not reported; (vi) a Form 4 with respect to the use of shares to pay withholding taxes from the vesting of time vested restricted stock in July 2008 was filed late for Dennis Sheedy; (vii) a Form 4 with respect to the exercise of stock options by Leroy Ball and John Stanik in May 2008 was filed late; and (viii) a Form 4 with respect to the grant of restricted shares and stock options to James Sullivan in March 2009 was filed one day late.

VOTE REQUIRED

The three nominees for election as Directors in the Class of 2012 at the Annual Meeting who receive the greatest number of votes cast for the election of Directors by the holders of the Company’s Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become Directors at the conclusion of the tabulation of votes.

The proposal to ratify the independent auditors will be adopted if a majority of the shares present in person or by proxy vote for the proposal. Since the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if a stockholder abstains from voting, it has the same legal effect as voting against the matter. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are counted for purposes of determining a quorum but are not counted as a vote or used to determine the favorable votes required to approve the proposal.

OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 2010 Annual Meeting of Stockholders and to include such proposal in the Company’s proxy statement, the proposal must be received by the Secretary of the Company by December 9, 2009 to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2010 Annual Meeting. The 2010 Annual Meeting is tentatively scheduled for April 29, 2010.

Section 1.08 of the by-laws of the Company requires that any stockholder intending to present a proposal for action at an Annual Meeting (without including such proposal in the Company’s proxy statement) must give written notice of the proposal, containing the information specified in such Section 1.08, so that it is received by the Company within the notice period determined under such Section 1.08. These notice deadlines will generally be no earlier than 120 days prior to and no later than 60 days prior to, the anniversary of the date of the Company’s Proxy Statement for the Annual Meeting for the previous year, or between December 9, 2009 and January 26, 2010 for the Company’s Annual Meeting in 2010. Any stockholder proposal received by the Secretary of the Company outside such notice period will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Dennis M. Sheedy

Vice President, General Counsel and Secretary

April 2, 2009

CALGON CARBON CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for Annual Meeting of the Stockholders April 30, 2009

P R O X Y

John S. Stanik and Dennis M. Sheedy, or either of them, are hereby appointed for the undersigned, with full power of substitution, to vote all the shares of Common Stock of Calgon Carbon Corporation (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company scheduled for April 30, 2009, and at any adjournment thereof, as directed on the reverse side of this proxy card and, in their discretion on any matters which may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side hereof. If not specified, the shares represented by this proxy will be voted FOR proposals 1 and 2.

Please mark, sign and date this proxy card on the reverse side hereof and return it in the enclosed envelope.

Annual Meeting of Stockholders

of

Calgon Carbon Corporation

April 30, 2009

1:00 P.M.

Company’s Office

400 Calgon Carbon Drive

Pittsburgh, Pennsylvania

☒	Please mark votes as in this example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

The Board of Directors recommends a vote FOR proposals 1 and 2.

		FOR	WITHHELD
1.	To elect Directors for the class of 2012. The nominees are
	01. William R. Newlin	☐	☐
	02. John S. Stanik	☐	☐
	03. William J. Lyons	☐	☐

For, except vote withheld from the following nominee(s):

2.	Ratification of Deloitte & Touche LLP as independent auditors for 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date:

Signature:

Signature:

Mark box at right if you plan to attend the Annual Meeting            ☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign, date and return your proxy in the enclosed envelope